Exhibit 99.1

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN ENROLLMENT FORM

Please sign the authorization located on the reverse side of this form and complete the information below only if it has changed.
c/o Registrar and Transfer Company
10 Commerce Drive • Cranford, New Jersey 07016-3572	Name 1

Name 2

Street Address

City/State/Zip Code

Home Telephone Number

( )
Business Telephone Number

( )

NOTE: This Is Not A Proxy

Dividend Reinvestment — You may choose to reinvest all of the dividends paid on shares of common stock, par value $0.01 per share, of Danvers Bancorp, Inc. (“Common Stock”) registered in your name and held for you under the Danvers Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”), by selecting the Full Dividend Reinvestment option below. Enrollment cards need to be received on or before the record date.

☐            Full Dividend Reinvestment.

I wish to reinvest all of my dividends in additional shares of Common Stock (You will not receive a dividend check.)

☐            Partial Dividend Reinvestment.

I wish to receive cash dividends payable on                  shares of Common Stock, currently registered in my name, to be applied towards the purchase of shares of Common Stock

Optional Cash Purchases — You may also make optional cash purchases (subject to the minimum and maximum investment amounts indicated below) by completing this form and sending it and a personal check drawn on a U.S. bank (in U.S. dollars) payable to Registrar and Transfer Company at the address set forth below.

☐            Amount of Optional Cash Purchase: $
(must be at least $50 and not more than $10,000 per quarter)

Please return this enrollment form to:

Registrar and Transfer Company, Attn: Stock Purchases/DRP Dept., P.O. Box 664, Cranford, NJ 07016.

All parties named in the account registration form must sign this enrollment form.

Signature	Date	Signature (if necessary)	Date